                                                                    EXHIBIT 10.8

                                    Local 815
                                        &
                                Duane Reade Inc.

Agreement as of 9/1/99

      Agreement reached this 2nd a day of September, 1999 by and between Duane Reade, A New York Partnership whose principal office is located at 440 9th Avenue, New York, NY hereinafter designated as the "Employer" and Drug, Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees:
Local 815, Affiliated Industries Warehouse Employees: Local 815, Affiliated with the International Brotherhood of Teamsters, hereinafter designated as the "Union".

      FIRST: The Company and Union agree on a three (3) year collective bargaining agreement, effective 9/1/99 and extending to August 31, 2002.

      SECOND: The Company and Union agree that all existing employees on the active payroll as of 9/1/99 and who have not met their thirty (30) day probationary period will have their hourly wage increased to $6.13 per/hour, exclusive of the agreed to general wage increase.

      THIRD: The Company agrees to increase hourly wages for all employees on the active payroll as of September 1, 1999 according to the following schedule:

                              Effective 9/1/99 - 5%
                              Effective 9/1/00 - 5%
                              Effective 9/1/01 - 5%

      FOURTH: The Company and Union agree to recognize three (3) job classifications with minimum rates:

           A. General Warehouse - $6.00
           B. Pallet Pickers - $7.00
           C. Drivers - $9.00 to $12.00 depending on experience

      FIFTH: The Company and Union agree to discontinue the incentive plan for pallet pickers, agreed to in a side letter dated August 1998.

      SIXTH: The Company agrees to provide one (1) personal day to all active employees after completing six (6) months of service. Approval for the day will not be reasonably withheld, providing the employee gives the Company 24 hours notice.

      SEVENTH: In the event the Company terminates operations in whole or in part or removes them in whole or in part each affected employee shall receive severance pay in the amount of one (1) week's wage for each year of completed service.

      EIGHTH: The Company shall contribute an additional one percent (1%) of its gross straight time bargaining unit payroll expense to the fringe benefit component of the vacation benefit fund effective 9/1/99.

      NINTH: The Company agrees to increase its contribution to the Allied Welfare Fund as follows:

      By          - $2.00 per/employee per/week - effective 9/1/00
                  - $2.00 per/employee per/week - effective 9/1/01

      TENTH: The Company agrees to the payment of a perfect attendance bonus as follows:

      A. All employees who are neither absent nor late, except for paid contract days from their scheduled work between 9/1/99 and 12/1/99 will receive
         1.25 days pay at their then current pay rate.

      B. Beginning 12/1/99 this perfect attendance bonus will be paid every six
         (6) months. Therefore, an employee will be eligible to receive 2 1/2 days pay every 6 months providing he/she is neither absent nor late except for paid contract days, at his/her then current hourly wage.

      ELEVENTH: Notwithstanding the above numbered and referenced changes, the Company and Union agree to incorporate and carry forward into a new three (3) year agreement all other paragraphs and premises of the now expired collective bargaining agreement dated 9/1/96 and expired on 8/31/99.

      In consideration of the premises and of the mutual and reciprocal promises herein made and the obligations herein assumed, the parties have reached agreement an all matters, pending notification by the majority of members covered by this agreement and by the Duane Reade Board of Directors.